EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-213950 and 333-219196 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of Summit Midstream Partners LP of our report dated March 11, 2016, relating to the financial statements of Ohio Gathering Company, L.L.C. as of and for the years ended December 31, 2015 and 2014, appearing in this Annual Report on Form 10-K of Summit Midstream Partners, LP and subsidiaries for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

February 26, 2018

EX 23.3-1